Exhibit 10.11

PURCHASE AND SALE AGREEMENT

FOR

3675 KENNESAW 75 PARKWAY

BETWEEN

K75 PHASE III LIMITED PARTNERSHIP

AS SELLER

AND

WELLS FUND XIV – 3675 Kennesaw 75 Parkway, LLC

AS PURCHASER

January 20, 2006

LIST OF EXHIBITS

Exhibit 1.1.1	Legal Description

Exhibit 1.1.6	Schedule of Lease and Security Deposit

Exhibit 3.3	Schedule of Contracts

Exhibit 4.5	Form of Tenant Estoppel Certificate

Exhibit 9.2.1	Form of Limited Warranty Deed

Exhibit 9.2.2	Form of Assignment and Assumption of Lease

Exhibit 9.2.3	Form of Assignment and Assumption of Contracts

Exhibit 9.2.4	Form of FIRPTA Certificate

Exhibit 9.2.5	Form of Tenant Notice Letter

Exhibit 9.3	ERISA Certificate

TERM SHEET

PURCHASER:	Wells Fund XIV – 3675 Kennesaw 75 Parkway, LLC, a Georgia limited liability company

NOTICE ADDRESS:	c/o Wells Real Estate Funds
6200 The Corners Parkway
Atlanta, Georgia 30092
Phone: (770) 449-7800
Fax: (770) 243-8510
Attention: Keith Willby
Email: keith.willby@wellsref.com

With a copy to	Stephen D. Peterson and
George H. Heberton
McGuire Woods, LLP
1170 Peachtree Street, N.E., Suite 2100
Atlanta, Georgia 30309-7649
Phone: (404) 443-5719
Fax: (404) 443-5764
Email: speterson@mcguirewoods.com
gheberton@mcguirewoods.com

SELLER:	K75 Phase III Limited Partnership

NOTICE ADDRESS:	K75 Phase III Limited Partnership
c/o Dexter Companies, LLC
1750 Corporate Drive, Suite 730
Norcross, Georgia 30093-2929
Attention: Mr. Gregory A. Dexter
Phone: (404) 239-9400
Fax: (404) 262-3041
Email: dexterg@dextercompanies.com

With a copy to:	Epstein Becker & Green, P.C.
945 E. Paces Ferry Road, Suite 2700
Atlanta, Georgia 30326-1380
Attention: J. Lindsay Stradley, Jr.
Phone: (404) 923-9088
Fax: (404) 923-9963
Email: lstradley@ebglaw.com

PROPERTY:	Improved real property in a business park known as Kennesaw 75, consisting of approximately 3.8 acres of land with a building containing approximately 42,788 gross leasable square feet located at 3675 Kennesaw 75 Parkway, Kennesaw, Cobb County, Georgia

PURCHASE PRICE:	$3,450,000.00

APPROVAL DATE:	January 20, 2006

CLOSING DATE:	January 31, 2006

i

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of the 20th day January, 2006 (the “Effective Date”), is made by and between K75 Phase III Limited Partnership, a Georgia limited partnership (“Seller”), and Wells Fund XIV – 3675 Kennesaw 75 Parkway, LLC, a Georgia limited liability company (“Purchaser”).

R E C I T A L S:

Seller desires to sell certain improved real property commonly known as the land and building at 3675 Kennesaw 75 Parkway, within Phase III of Kennesaw 75 business park in Land Lot 91, 20th District, 2nd Section, Cobb County, City of Kennesaw, Georgia, and Purchaser desires to purchase such real property.

NOW, THEREFORE, in consideration of the foregoing, of the covenants, promises and undertakings set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1. THE PROPERTY.

1.1 Description. Subject to the terms and conditions of this Agreement, and for the consideration herein set forth, Seller agrees to sell and transfer, respectively, and Purchaser agrees to purchase and acquire, all of Seller’s assignable and transferable right, title, and interest in and to the following (collectively, the “Property”):

1.1.1 Certain land (the “Land”) located in Land Lot 91, 20th District, 2nd Section, Cobb County, City of Kennesaw, Georgia, and more specifically described in Exhibit 1.1.1 attached hereto;

1.1.2 The buildings, parking areas, improvements, and fixtures now situated on the Land (the “Improvements”);

1.1.3 [INTENTIONALLY RESERVED]

1.1.4 All easements, hereditaments, and appurtenances belonging to or inuring to the benefit of Seller and pertaining to the Land, if any;

1.1.5 [INTENTIONALLY RESERVED]

1.1.6 The lease (the “Lease”) and any security deposits actually held by Seller with respect to the Lease listed In Exhibit 1.1.6; and

1.1.7 Subject to Section 3.3, all contracts and agreements relating to the operation or maintenance of the Land or Improvements the terms of which extend beyond midnight of the day preceding the Closing Date (as hereinafter defined).

1.2 “As-Is” Purchase. The Property is being sold in an “AS IS, WHERE IS” condition and “WITH ALL FAULTS” as of the date of this Agreement and of Closing. Except as expressly set forth in this Agreement, no representations or warranties have been made or are made and no responsibility has been or is assumed by Seller or by any partner, officer, person, firm, agent, attorney or representative acting or purporting to act on behalf of Seller as to (i) the condition or state of repair of the Property; (ii) the compliance or non-compliance of the Property with any applicable laws, regulations or ordinances (including, without limitation, any applicable zoning, building or development codes); (iii) the value, expense of operation, or income potential of the Property; (iv) any other fact or condition which has or might affect the Property or the condition, state of repair, compliance, value, expense of operation or income potential of the Property or any portion thereof; or (v) whether the Property contains asbestos or harmful or toxic substances or pertaining to the extent, location or nature of same. The parties agree that all understandings and agreements heretofore made between them or their respective agents or representatives are merged in this Agreement and the Exhibits hereto annexed, which alone fully and completely express their agreement, and that this Agreement has been entered into after full investigation, or with the parties satisfied with the opportunity afforded for full investigation, neither party relying upon any statement or representation by the other unless such statement or representation is specifically embodied in this Agreement or the Exhibits annexed hereto.

Except with regard to the breach of a representation or warranty of Seller expressly set forth in this Agreement, Purchaser waives its right to recover from, and forever releases and discharges Seller, Seller’s affiliates, Seller’s investment advisor and manager, the partners, trustees, shareholders, directors, officers, attorneys, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns (collectively, the “Releasees”) from any and all demands, claims (including, without limitation, causes of action in tort), legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen (collectively, “Claims”), that may arise on account of or in any way be connected with the Property, the physical condition thereof, or any law or regulation applicable thereto (including, without limitation, claims under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 6901, et seq.), the Resources Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901, et seq.), the Clean Water Act (33 U.S.C. Section 1251, et seq.), the Safe Drinking Water Act (49 U.S.C. Section 1801, et seq.), the Hazardous Transportation Act (42 U.S.C. Section 6901, et seq.), and the Toxic Substance Control Act (15 U.S.C. Section 2601, et seq.). Without limiting the foregoing, Purchaser, upon closing, shall be deemed to have waived, relinquished and released Seller and all other Releasees from any and all Claims, matters arising out of latent or patent defects or physical conditions, violations of applicable laws (including, without limitation, any environmental laws) and any and all other acts, omissions, events, circumstances or matters affecting the Property. As part of the provisions of this Section 1.2, but not as a limitation thereon, Purchaser hereby agrees, represents and warrants that the matters released herein are not limited to matters which are known or disclosed, and Purchaser hereby waives any and all rights and benefits which it now has, or in the future may have conferred upon it, by virtue of the provisions of federal, state or local law, rules and regulations. Except with regard to the breach of the representation and warranty set forth in Section 5.1.10 of this Agreement, Purchaser agrees that should any cleanup, remediation or removal of hazardous substances or other environmental conditions on or about the Property be required after the date of Closing, such clean-up, removal or remediation shall not be the responsibility of Seller.

1.3 Agreement to Convey. Seller agrees to convey, and Purchaser agrees to accept, title to the Land and Improvements by Limited Warranty Deed in the condition described in Section 3.4.

2. PRICE AND PAYMENT.

2.1 Purchase Price. The purchase price for the Property (the “Purchase Price”) is THREE MILLION FOUR HUNDRED FIFTY THOUSAND AND NO/100THS DOLLARS ($3,450,000.00) U.S.

2.2 Payment. Payment of the Purchase Price is to be made in cash as follows:

2.2.1 Purchaser shall make an earnest money deposit with the Title Company of THREE HUNDRED THOUSAND AND NO/100 DOLLARS ($300,000.00) (the “Deposit”) not later than January 20, 2006.

2.2.2 The Deposit will be placed with and held in escrow by Chicago Title Insurance Company at 4170 Ashford Dunwoody Road, Suite 460, Atlanta, Georgia 30319, Attention: Ms. Nancy Lee (the “Title Company”), in immediately available funds in an interest-bearing account at a mutually acceptable banking institution. Any interest earned by the Deposit shall be considered as part of the Deposit. Except as otherwise provided in this Agreement, the Deposit will be applied to the Purchase Price at Closing.

2.2.3 Prior to or contemporaneously with the execution hereof by Purchaser and Seller, Purchaser has paid to Seller ONE HUNDRED AND NO/100 DOLLARS ($100.00) (the “Independent Contract Consideration”), which amount Seller and Purchaser bargained for and agreed to as consideration for Seller’s execution and delivery of this Agreement. The Independent Contract Consideration is non-refundable and in addition to any other payment or deposit required by this Agreement and Seller shall retain the Independent Contract Consideration notwithstanding any other provision of this Agreement to the contrary.

2.2.4 At Closing, Purchaser shall receive a credit against the Purchase Price in the amount of base rental credits applicable to the remainder of the term of the Lease following the Closing Date.

2.2.5 At Closing, Purchaser shall pay Seller the balance of the Purchase Price, subject to adjustment for the prorations as provided herein, to the Title Company for disbursement to Seller via wire transfer in immediately available funds.

2.3 Closing. Payment of the Purchase Price and the closing hereunder (the “Closing”) will take place pursuant to an escrow closing on or before January 31, 2006 (provided Purchaser does not terminate this Agreement prior to such date) (the “Closing Date”). The Closing will take place at 10:00 a.m., Eastern Time, at the offices of Seller’s counsel, Epstein Becker & Green, P.C., Suite 2700, Resurgens Plaza, 945 East Paces Ferry Road, Suite 2700, Atlanta, Georgia 30326, or at such other time and place as may be agreed upon in writing by Seller and Purchaser. Closing shall occur through an escrow with the Title Company. Funds shall be deposited into and held by the Title Company in a closing escrow account with a bank satisfactory to Purchaser and Seller. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct the Title Company to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser.

3. INSPECTIONS AND APPROVALS.

3.1 Inspections.

3.1.1 Commencing on the Effective Date through the Approval Date, Seller agrees to allow Purchaser and Purchaser’s engineers, architects, employees, agents and representatives (“Purchaser’s Agents”) reasonable access, during normal business hours, to the Property and to the records, if any, maintained for Seller by Seller’s property management company during normal business hours. Such access shall be solely for the purposes of (i) reviewing the Lease and contracts and any records relating thereto; (ii) reviewing records relating to operating expenses; and (iii) inspecting the physical condition of the Property and conducting non-intrusive physical or environmental inspections of the Property. Purchaser shall not conduct or allow any testing or air samples at the Property or any physically intrusive testing of, on or under the Property without first obtaining Seller’s written consent as to the timing and scope of work to be performed and entering into an access agreement in form and substance satisfactory to Seller.

3.1.2 Purchaser agrees that, in making any non-intrusive physical or environmental inspections of the Property, Purchaser and all of Purchaser’s Agents entering onto the Property shall carry not less than Two Million Dollars ($2,000,000) comprehensive general liability insurance insuring all activity and conduct of Purchaser and such representatives while exercising such right of access and naming Seller, and Dexter Companies, LLC as additional insureds. Purchaser represents and warrants that Purchaser carries not less than Two Million Dollars ($2,000,000) commercial general liability insurance with contractual liability endorsement which insures Purchaser’s indemnity obligations hereunder, and will provide Seller with written evidence of same prior to entry on the Property.

3.1.3 Purchaser agrees that in exercising its right of access hereunder, Purchaser will use and will cause Purchaser’s Agents to use their best efforts not to interfere with the activity of tenants or any persons occupying or providing service at the Property. Purchaser shall, at least twenty-four (24) hours prior to inspection, give Seller written notice of its intention to conduct any inspections, so that Seller shall have an opportunity to have a representative present during any such inspection, and Seller expressly reserves the right to have such a representative present, including, but not limited to, any discussion with any tenants. Purchaser agrees to cooperate with any reasonable request by Seller in connection with the timing of any such inspection. Purchaser agrees (which agreement shall survive Closing or termination of this Agreement) to provide Seller with a copy of any and all information, materials and data that Purchaser and/or Purchaser’s Agents discover, obtain or generate in connection with or resulting from its inspection of the Property and work under Section 3.1 hereof, including, but not limited to, any written work product pertaining to those items set forth in Section 3.1.4(a) below

3.1.4 Unless Seller specifically and expressly otherwise agrees in writing, Purchaser agrees that (a) the results of all inspections, analyses, studies and similar reports relating to the Property prepared by or for Purchaser utilizing any information acquired in whole or in part through the exercise of Purchaser’s inspection rights; and (b) all information (the “Proprietary Information”) regarding the Property of whatsoever nature made available to Purchaser by Seller or Seller’s agents or representatives is confidential and shall not be disclosed to any other person except those assisting Purchaser with the transaction, or Purchaser’s lender, if any, and then only upon Purchaser making such persons aware of the confidentiality restriction and procuring such persons’ agreement to be bound thereby. Purchaser agrees not to use or allow to be used any such information for any purpose other than to determine whether to proceed with the contemplated purchase, or if same is consummated, in connection with the operation of the Property post-Closing. Further, if the purchase and sale contemplated hereby fails to close for any reason whatsoever, Purchaser agrees to return to Seller, or cause to be returned to Seller, all Proprietary Information. Notwithstanding any other term of this Agreement, the provisions of this Section 3.1.4 shall survive the termination of this Agreement, but not Closing.

3.1.5 Purchaser shall, at its sole cost and expense, promptly restore any physical damage or alteration of the physical condition of the Property which results from any inspections conducted by or on behalf of Purchaser. All inspections shall be conducted at Purchaser’s sole cost and expense and in strict accordance with all requirements of applicable law.

3.1.6 Except as specifically set forth herein, Seller makes no representations or warranties as to the truth, accuracy, completeness, methodology of preparation or otherwise concerning any engineering or environmental reports or any other materials, data or other information supplied to Purchaser in connection with Purchaser’s inspection of the Property (e.g., that such materials are complete, accurate or the final version thereof, or that such materials are all of such materials as are in Seller’s possession). It is the parties’ express understanding and agreement that any materials which Purchaser is allowed to review are provided only for Purchaser’s convenience in making its own examination and determination prior to the Approval Date as to whether it wishes to purchase the Property, and, in doing so, Purchaser shall rely exclusively on its own independent investigation and evaluation of every aspect of the Property and not on any materials supplied by Seller. Purchaser expressly disclaims any intent to rely on any such materials provided to it by Seller in connection with its inspection and agrees that it shall rely solely on its own independently developed or verified information.

3.1.7 PURCHASER AGREES (WHICH AGREEMENT SHALL SURVIVE CLOSING OR TERMINATION OF THIS AGREEMENT) TO INDEMNIFY, DEFEND, AND HOLD SELLER, AND DEXTER COMPANIES, LLC FREE AND HARMLESS FROM ANY LOSS, INJURY, DAMAGE, CLAIM, LIEN, COST OR EXPENSE, INCLUDING ATTORNEYS’ FEES AND COSTS, ARISING OUT OF A BREACH OF THE FOREGOING AGREEMENTS BY PURCHASER IN CONNECTION WITH THE INSPECTION OF THE PROPERTY, OR OTHERWISE FROM THE EXERCISE BY PURCHASER OR PURCHASER’S AGENTS OF THE RIGHT OF ACCESS ONTO THE PROPERTY (COLLECTIVELY, “PURCHASER’S INDEMNITY OBLIGATIONS”). THIS SECTION 3.1.7 SHALL SURVIVE CLOSING OR THE TERMINATION OF THIS AGREEMENT. PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT IN THE EVENT THAT PRIOR TO THE EFFECTIVE DATE, PURCHASER, OR ANY OF ITS EMPLOYEES, AGENTS, CONTRACTORS, CONSULTANTS, OR OTHER REPRESENTATIVES, HAVE ENTERED ONTO THE PROPERTY TO INSPECT, TEST, SURVEY OR OTHERWISE EXAMINE THE PROPERTY, AND THE RECORDS RELATING THERETO, THE INDEMNITY SET FORTH IN THIS SECTION 3.1.7 OF THE AGREEMENT SHALL APPLY RETROACTIVELY TO THE DATE OF SUCH INSPECTIONS, TESTING, SURVEYING AND EXAMINATION.

3.1.8 Purchaser shall keep the Property free from any liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Purchaser or Purchaser’s Agents with respect to any inspection or testing of the Property. If any such lien at any time shall be filed, Purchaser shall cause the same to be discharged of record within ten (10) days thereafter by satisfying the same or, if Purchaser, in its discretion and in good faith determines that such lien should be contested, by recording a bond. Failure by Purchaser to discharge such lien shall be a material breach of this Agreement.

3.1.9 Purchaser understands that any financial statements and data, including, without limitation, gross rental income, operating expenses and cash flow statements, which may be made available by Seller to Purchaser, will be unaudited financial statements and data not prepared or reviewed by independent public accountants, and that Seller makes no representation as to the accuracy or completeness thereof.

3.2 Title and Survey. Seller shall deliver to Purchaser a print of Seller’s most recent as-built survey of the Property, and, at Purchaser’s expense, Purchaser shall obtain a commitment for title insurance on the Land issued by the Title Company. Such as-built survey is referred to in this Agreement as the “Survey,” and such commitment shall be referred to in this Agreement as the “Title Commitment”. Purchaser shall have until 5:00 p.m., Eastern Standard Time, on January 20, 2006 (the “Title Notice Date”), to provide written notice to Seller of any matters shown by the Title Commitment or Survey which are not satisfactory to Purchaser, which notice (the “Title Notice”) must specify the reason such matter(s) are not satisfactory and the curative steps necessary to remove the objections stated in the Title Notice (collectively, the “Title Objections”). In this regard, at Closing Seller shall cause the Property to be released from the deed to secure debt and other documents in favor of SunTrust Bank which secure a loan from SunTrust Bank to Seller and the deed to secure debt and other documents in favor of Branch Banking & Trust Company which secure a loan to Seller’s general partner (collectively, the “SunTrust Loan Documents”). In the event Seller is unable or unwilling to eliminate or modify all of the Title Objections, Seller shall so notify Purchaser in writing, and Purchaser may (as its sole and exclusive remedy) terminate this Agreement by delivering written notice thereof to Seller not later than five (5) days after Seller’s written notice to Purchaser of Seller’s intent not to cure one or more of such Title Objections (the “Cure Date”). Seller shall have no obligation whatsoever to expend or agree to expend any funds, to undertake or agree to undertake any obligations or otherwise to cure or agree to cure any Title Objections, and Seller shall not be deemed to have any obligation to cure unless Seller expressly undertakes such an obligation by a written notice to or written agreement with Purchaser given or entered into on or prior to the Closing Date and which recites that it is in response to the Title Notice. Purchaser’s sole right with respect to any Title Objection shall be to elect on or before the Cure Date to terminate this Agreement (other than continuing obligations under Sections 3.1.4 and 3.1.7 that survive the Closing or termination of this Agreement) (herein called the “Surviving Obligations”) and to receive a refund of the Deposit. All matters shown on the Title Commitment and/or Survey and any update thereof with respect to which Purchaser fails to give a Title Notice on or before the last permissible date for so doing, or with respect to which a timely Title Notice is given but Seller fails to undertake an express obligation to cure as provided above, shall be deemed to be approved by Purchaser and a “Permitted Encumbrance” as provided in Section 3.4 hereof, subject, however, to Purchaser’s termination right provided in Section 3.5 hereof.

3.3 Contracts. At Seller’s sole cost and expense, any and all service, maintenance or supply contracts that affect the phase of which the Property is a part, as opposed to just the Property itself, shall be terminated or amended so as no longer to apply to the Property following Closing. With regard to any other service, maintenance or supply contracts, on or before the Approval Date, Purchaser shall notify Seller in writing if Purchaser elects not to assume at Closing any such contracts relating to the operation of the Property which are identified on Exhibit 3.3 attached hereto. If Purchaser does not exercise its right to terminate this Agreement on or before the Approval Date, Seller shall give notice of termination of such disapproved contract(s); provided, if by the terms of the disapproved contract Seller has no right to terminate same on or prior to Closing, or if any fee or other compensation is due thereunder as a result of such termination, Purchaser shall be required at Closing to assume all obligations thereunder until the effective date of the termination and to assume the obligation to pay or to reimburse Seller for the payment of the termination charge. Furthermore, notwithstanding the foregoing, at Closing Purchaser shall assume all obligations of Seller as the lessor under the Lease for the leasing commissions payable after the Closing in connection with any renewal, extension or expansion of the Lease as set forth on the brokerage agreements identified on Exhibit 3.3 attached hereto.

3.4 Permitted Encumbrances. Unless Purchaser terminates this Agreement pursuant to Sections 3.2 or 3.5 hereof following its opportunity fully to inspect the Property, the state of title thereto and all other matters relating to the Property, including its feasibility for Purchaser’s intended use and its suitability as an investment, Purchaser shall be deemed to have approved and to have agreed to purchase the Property subject to the following:

3.4.1 All exceptions to title shown in the Title Commitment or matters shown on the Survey which Purchaser has approved or is deemed to have approved pursuant to Section 3.2 hereof other than the SunTrust Loan Documents.

3.4.2 All contracts and leases which Purchaser has approved or is deemed to have approved pursuant to Sections 3.3, 4.3 and 4.4 hereof;

3.4.3 The lien of non-delinquent real property taxes and assessments;

3.4.4 Rights of possession of the tenants under the Leases;

3.4.5 Discrepancies, conflicts in boundary lines, shortages in area, encroachments, and any state of facts which an inspection of the premises would disclose and which are not shown by the public records;

3.4.6 Easements or claims of easements not shown by the public records; and

3.4.7 Rights of vendors and holders of security interests on personal property installed upon the Property by tenants and rights of tenants to remove trade fixtures at the expiration of the term of the leases of tenants.

All of the foregoing are referred to herein collectively as “Permitted Encumbrances.”

3.5 Purchaser’s Right to Terminate. If, as a result of its various investigations, Purchaser determines, in its sole discretion, not to proceed with the purchase of the Property, Purchaser shall have the right by giving Seller written notice (the “Termination Notice”) on or before January 20, 2006 (the “Approval Date”), to terminate its obligation to purchase the Property. If the Termination Notice is timely given, Seller shall direct the Title Company to promptly return the Deposit to Purchaser and neither party shall have any further liability hereunder except for the Surviving Obligations. If the Termination Notice is not given, Purchaser shall have no further right to terminate this Agreement except as provided under Section 10.2 hereof.

3.6 Delivery of Title Policy at Closing. As a condition to Purchaser’s obligation to close, Seller shall cooperate with Purchaser as reasonably requested in order to enable the Title Company to deliver to Purchaser at Closing a marked commitment agreeing to issue an Owner’s Policy of Title Insurance (the “Title Policy”) by the Title Company as of the date and time of the recording of the Deed, in the amount of the Purchase Price, insuring Purchaser as owner of indefeasible marketable fee simple title to the Property, and subject only to the Permitted Exceptions. Seller shall execute at Closing the Title Company’s standard owner’s affidavit to facilitate the issuance of the Title Policy (but not additional matters required for any endorsements required by Purchaser). Purchaser may elect to obtain additional coverage or endorsements to the Title Policy at Purchaser’s sole cost and expense but obtaining such additional coverage or endorsements shall not be a condition precedent to Purchaser’s Closing obligations under this Agreement.

4. SELLER’S COVENANTS FOR PERIOD PRIOR TO CLOSING.

Until Closing, Seller or Seller’s agent shall:

4.1 Insurance. Cause insurance to be maintained on the Property under its current or comparable policies against fire and other hazards covered by extended coverage endorsement and commercial general liability insurance against claims for bodily injury, death and property damage occurring in, on or about the Property.

4.2 Operation. Operate and maintain the Property substantially in accordance with Seller’s past practices with respect to the Property, normal wear and tear excepted, provided that in the event of any loss or damage to the Property as described in Section 7, Seller shall have an obligation to Purchaser to repair the Property only if Seller so elects and then shall be obligated only to the extent of available insurance proceeds.

4.3 New Contracts. Enter into only those third-party contracts which are necessary to carry out its obligations under Section 4.2 and which shall be cancelable on thirty (30) days written notice. If Seller enters into any such contract, it shall promptly provide written notice thereof to Purchaser and unless Purchaser, within three (3) days thereafter, notifies Seller in writing of its intention to not assume such contract, it shall be treated as a contract approved by Purchaser under Section 3.3 hereof.

4.4 New Leases. Seller shall not execute new leases or amend, terminate or accept the surrender of any existing tenancy or approve any sublease without the prior consent of Purchaser.

4.5 Tenant Estoppel Certificate. Seller agrees to submit or cause its property manager to submit to the lessee under the Lease (the “Lessee”) a request for the Lessee to execute and deliver a tenant estoppel certificate to Purchaser with respect to the Lease in the form attached hereto as Exhibit 4.5. It shall be a condition precedent to Purchaser’s Closing obligations that Purchaser receive a tenant estoppel certificate from the Lessee (the “Required Estoppel”) on the form of the estoppel certificate attached as Exhibit 4.5. If on or before the Closing Date Purchaser does not receive the Required Estoppel executed by the Lessee without any changes other than the attachment of a punchlist of repairs to be made, Seller may extend the Closing Date up to fourteen (14) days to allow Seller to obtain the Required Estoppel. If Seller fails to remedy any items on any such punchlist before Closing, Purchaser shall receive a credit against the Purchase Price at Closing for the cost of remedying such items in an amount as reasonably agreed by Purchaser and Seller, and Seller shall not be responsible for the remedying of such items. Furthermore, if Purchaser does not receive the Required Estoppel on or before the expiration of such fourteen (14) day period, if applicable, Purchaser may either (i) terminate this Agreement in a writing delivered to Seller on or before the Closing Date or the end of such fourteen (14) day period, if applicable, in which event the Deposit shall be returned to Purchaser and neither party shall have any further obligations hereunder other than those which expressly survive the Closing or earlier termination of this Agreement, or (ii) waive the foregoing condition precedent and proceed to Closing. If Purchaser shall not have terminated this Agreement under this Section 4.5 prior to the Closing Date, Purchaser shall be deemed for all purposes to be satisfied with the responses to Seller’s requests for such tenant estoppel certificate and the form and substance of such tenant estoppel certificate and shall have no further right to terminate this Agreement based on the response or lack thereof with respect to any tenant estoppel certificate.

5. REPRESENTATIONS AND WARRANTIES.

5.1 By Seller. Seller represents and warrants to Purchaser as follows:

5.1.1 Seller is a limited partnership duly organized and validly existing under the laws of the State of Georgia, is authorized to do business in the State of Georgia, has duly authorized the execution and performance of this Agreement, and such execution and performance will not violate any material term of its partnership agreements.

5.1.2 To the best of Seller’s knowledge, performance of this Agreement will not result in any breach of, or constitute any default under, or result in the imposition of any lien or encumbrance upon the Property under, any agreement to which Seller is a party.

5.1.3 To the best of Seller’s knowledge, there is no existing or pending litigation with respect to the Property nor, to the best of Seller’s knowledge, have any such actions, suits, proceedings or claims been threatened or asserted, which could have an adverse effect on the Property or Seller’s ability to consummate the transactions contemplated hereby;

5.1.4 To the best of Seller’s knowledge, Seller has not received any written notice from any governmental authority of a violation of any governmental requirements (including environmental laws) on the Property, which has not been remedied.

5.1.5 To the best of Seller’s knowledge, Seller has not received, with respect to the Property, written notice from any governmental authority regarding any change to the zoning classification, any condemnation proceedings or proceedings to widen or realign any street or highway adjacent to the Property.

5.1.6 To the best of Seller’s knowledge, the list of Service Contracts to be delivered to Purchaser pursuant to this Agreement will be true, correct and complete as of the date of delivery.

5.1.7 Seller is not a “foreign person” within the meaning of Sections 1445 and 7701 the Internal Revenue Code of 1986, as amended (hereinafter, the “Code”).

5.1.8 To the best of Seller’s knowledge, except for the Lessee in possession of the Improvements under the Lease, there are no other tenants in possession of, or claiming any possession to, any portion of the Improvements.

5.1.9 Seller has not entered into any lease brokerage agreements or lease commission agreements other than as described on Exhibit 3.3 attached hereto and made a part hereof that shall be binding upon Purchaser following Closing and Seller has no knowledge of any lease brokerage agreements or lease commission agreements providing for payments for the procurement of tenants with respect to the Property in existence as of the date of this Agreement that shall be binding upon Purchaser other than as described on Exhibit 3.3.

5.1.10 To the actual knowledge of Seller, Seller has not received written notice from any governmental authority of any material violation at the Property of laws relating to Hazardous Materials (as hereinafter defined) which violation occurred during Seller’s ownership of the Property and remains uncured in any material respect. For purposes of this Agreement, the term Hazardous Materials shall mean (a) any toxic substance or hazardous waste, hazardous substance or related hazardous material; (b) asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of presently existing federal, state or local safety guidelines, whichever are more stringent; and (c) any substance, material or chemical which is defined as or included in the definition of “hazardous substances”, “toxic substances”, “hazardous materials”, “hazardous wastes” or words of similar import under any federal, state or local statute, law, code, or ordinance or under the regulations adopted or guidelines promulgated pursuant thereto, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9061 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §1801, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq.; and the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq.

5.1.11 Seller is not a debtor in any state or federal insolvency, bankruptcy, receivership proceeding. As of the date hereof, the Seller is not insolvent and the Seller will not be rendered insolvent following the consummation of the transactions contemplated by this Agreement.

5.1.12 Seller has not granted any prior options or rights of first refusal to any third party to purchase all or any portion of the Property or any interest therein, except for prior options or rights of first refusal which have expired or which have been terminated and are of no further force and effect as of the date of this Agreement.

5.1.13 Seller has no employees for whom Purchaser will be responsible following Closing.

5.1.14 To the actual knowledge of Seller, neither Seller nor the tenant is in default under the Lease.

5.1.15 To the actual knowledge of Seller, neither Seller nor any of its partners, the limited partners in the general partner of Seller, or the partners in the general partner of the general partner in Seller is an entity or person (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”), (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf) (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO3224, or (iv) is subject to sanctions of the United States government or is in violation of any federal, state, municipal or local laws, statutes, codes, ordinances, orders, decrees, rules or regulations relating to terrorism or money laundering, including, without limitation, EO13224 and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (any and all parties or persons described in clauses (i) – (iv) above are herein referred to as a “Prohibited Person”). Seller covenants and agrees that neither Seller nor its general partner shall knowingly (aa) conduct any business, nor engage in any transaction or dealing, with any Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person, or (bb) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in EO13224.

5.2 By Purchaser. Purchaser represents, warrants and covenants to and with Seller as follows:

5.2.1 Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the state of its organization, and on the Closing Date will be authorized to do business in the State of Georgia and will have duly authorized the execution and performance of this Agreement, and such execution and performance will not violate any material term of its organizational documents.

5.2.2 Purchaser is acting as principal in this transaction with authority to close the transaction.

5.2.3 No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws is pending against or contemplated by Purchaser.

5.2.4 Purchaser acknowledges that, by the Closing Date, Purchaser will have had sufficient opportunity to inspect the Property fully and completely at its expense in order to ascertain to its satisfaction the extent to which the Property complies with applicable zoning, building, environmental, health and safety and all other laws, codes and regulations.

5.2.5 Purchaser acknowledges that, by the Closing Date, Purchaser will have had sufficient opportunity to review the Lease, contracts, expenses and other matters relating to the Property in order to determine, based upon its own investigations, inspections, tests and studies, whether to purchase the Property and to assume Seller’s obligations under the Lease, contracts and otherwise with respect to the Property.

5.2.6 Unless otherwise disclosed to Seller in writing, neither Purchaser nor any affiliate of or principal in Purchaser is other than a citizen of, or partnership, corporation or other form of legal person domesticated in, the United States of America.

5.2.7 Purchaser will not use the assets of an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) and covered under Title I, Part 4 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended, in the performance or discharge of its obligations hereunder, including the acquisition of the Property. Purchaser shall not assign its interest hereunder to any person or entity which does not expressly make this covenant and warranty for the benefit of Seller.

5.3 Mutual. Except for CB Richard Ellis, who shall be paid a commission at Closing by Seller, each of Seller and Purchaser represents to the other that it has had no dealings, negotiations, or consultations with any broker, representative, employee, agent or other intermediary in connection with the Agreement or the sale of the Property. Seller and Purchaser agree that each will indemnify, defend and hold the other free and harmless from the claims of any broker(s), representative(s), employee(s), agent(s) or other intermediary(ies) claiming to have represented Seller or Purchaser, respectively, or otherwise to be entitled to compensation in connection with this Agreement or in connection with the sale of the Property. The terms and provisions of this paragraph shall survive Closing hereunder.

6. COSTS AND PRORATIONS.

6.1 Purchaser’s Costs. Purchaser shall pay the following costs of closing this transaction:

6.1.1 The fees and disbursements of its counsel, inspecting architect and engineer and any other consultants engaged by Purchaser, if any;

6.1.2 All loan fees, intangible tax, survey costs, title-related charges and other expenses incident to any financing sought by Purchaser;

6.1.3 The cost of any update or recertification of the Survey;

6.1.4 The cost of any owner’s title insurance policy in the amount of the Purchase Price, any premium charges, extended coverage or special endorsements, including, any additional premium charge(s) for endorsements and/or deletion(s) of exception items and any cancellation charge(s) imposed by any title company in the event a title insurance policy is not issued, unless caused by willful default of Seller hereunder;

6.1.5 Any and all recording fees;

6.1.6 Any and all escrow fees; and

6.1.7 Any other expense(s) incurred by Purchaser or its representative(s) in inspecting or evaluating the Property or closing this transaction.

6.2 Seller’s Costs. Seller shall pay the following costs of closing this transaction:

6.2.1 The fees and disbursements of Seller’s counsel;

6.2.2 The brokerage commission; and

6.2.3 Any and all real estate transfer tax.

6.3 Prorations. The following shall be prorated as of the Closing Date and be adjusted against the Purchase Price due at Closing: (a) Rents and any other amounts actually collected from any tenants and other persons using or occupying the Property as of the Closing Date; (b) any installment payments of special assessment liens, sewer charges, utility charges (utility charges shall be prorated based on the last reading of meters prior to Closing performed at Seller’s request, if possible) and normally prorated operating expenses which are not the responsibility of Lessee actually billed or paid as of the Closing Date; and (c) amounts owed by Seller or paid under the contracts described in Section 3.3 hereof as of the Closing Date. Leasing commissions, finder’s fees, and tenant improvement costs pertaining to the Lease shall assumed and paid in full by Purchaser. Within sixty (60) days after the Closing, Purchaser and Seller will make a further adjustment for such rents or charges which may have accrued or been incurred prior to the Closing Date, but not billed or paid at that date. All prorations shall be made on a 365-day calendar year basis, based on the actual number of days in the applicable month.

6.4 Taxes. General real estate taxes and special assessments relating to the Property payable during the year in which Closing occurs for which, pursuant to the terms of the Lease, the Lessee is not responsible, shall be prorated as of the Closing Date. If Closing shall occur before any such actual taxes and special assessments payable during such year are known, the apportionment of any such taxes shall be upon the basis of taxes for the Property payable during the immediately preceding year, provided that, if the taxes and special assessments payable during the year in which Closing occurs are thereafter determined to be more or less than the taxes payable during the preceding year (after any appeal of the assessed valuation thereof is concluded), Seller and Purchaser promptly (but no later than December 31, 2006, except in the case of an ongoing tax protest) shall adjust the proration of such taxes and special assessments, and Seller or Purchaser, as the case may be, shall pay to the other any amount required as a result of such adjustment. This covenant shall not merge with the deed delivered hereunder but shall survive the Closing.

6.5 In General. Any other costs or charges of closing this transaction not specifically mentioned in this Agreement shall be paid and adjusted in accordance with local custom in the metropolitan area of Atlanta, Georgia.

6.6 Purpose and Intent. Except as expressly provided herein, the purpose and intent as to the provisions of prorations and apportionments set forth in this Section 6 and elsewhere in this Agreement is that Seller shall bear all expenses of ownership and operation of the Property and shall receive all income therefrom accruing through midnight at the end of the day preceding the Closing Date, and Purchaser shall bear all such expenses and receive all such income accruing thereafter.

7. DAMAGE, DESTRUCTION OR CONDEMNATION.

7.1 Material Event. If, prior to Closing, the number of parking spaces on the Property are reduced by fifteen percent (15%) or more, the buildings are damaged and the cost of repair exceeds $300,000.00 (as reasonably determined by Seller and its contractors in consultation with Purchaser) or all access to the Property is rendered completely unusable, or is destroyed or taken under power of eminent domain and the cost or repair exceeds $300,000 (as determined by Seller and its contractors in consultation with Purchaser) (a “Material Event”),

Purchaser may elect to terminate this Agreement by giving written notice of its election to Seller within seven (7) days after receiving notice of such destruction or taking. If Purchaser does not give such written notice within such seven (7) day period, this transaction shall be consummated on the date and at the Purchase Price provided for in Section 2, and Seller will assign to Purchaser the physical damage proceeds of any insurance policy(ies) payable to Seller, or Seller’s portion of any condemnation award, in both cases, up to the amount of the Purchase Price, and, if an insured casualty, pay to Purchaser the amount of any deductible but not to exceed the amount of the loss.

7.2 Immaterial Event. If, prior to Closing, the Property is subject to a casualty or a condemnation event that is not a Material Event, Purchaser shall close this transaction on the date and at the Purchase Price agreed upon in Section 2, and Seller will assign to Purchaser the physical damage proceeds of any insurance policies payable to Seller, or Seller’s rights to any portion of any condemnation award, in both cases, up to the amount of the Purchase Price and, if an insured casualty, pay to Purchaser the amount of any deductible but not to exceed the amount of the loss.

7.3 Termination and Return of Deposit. If Purchaser elects to terminate this Agreement pursuant to this Section 7, and if, on the date of such election, Purchaser is not in default under the Agreement, Seller shall promptly direct the Title Company to return the Deposit to Purchaser, and neither party shall have any further liability hereunder except for the Surviving Obligations.

8. NOTICES.

Any notice required or permitted to be given hereunder shall be deemed to be given when hand delivered or one (1) business day after pickup by UPS, Airborne, Federal Express, or similar overnight express service, or by facsimile (only as provided below) in either case addressed to the parties at their respective addresses referenced below:

If to Seller:	K75 Phase III Limited Partnership
c/o Dexter Companies, LLC
1750 Corporate Drive, Suite 730
Norcross, Georgia 30093-2929
Attention: Mr. Gregory A. Dexter
Telephone: (404) 239-9400
FAX: (404) 262-3041
EMAIL: dexterg@dextercompanies.com

With a copy to:	Epstein Becker & Green, P.C.
945 E. Paces Ferry Road, Suite 2700
Atlanta, Georgia 30326-1380
Attention: J. Lindsay Stradley, Jr.
Telephone: (404) 923-9088
FAX: (404) 923-9963
EMAIL: lstradley@ebglaw.com

If to Purchaser:	Wells Fund XIV – 3675 Kennesaw 75 Parkway, LLC
6200 The Corners Parkway
Atlanta, Georgia 30092
Telephone: (770) 449-7800
Fax: (770) 243-8510
Attention: Keith Willby
Email: keith.willby@wellsref.com

With a copy to:	McGuire Woods, LLP
1170 Peachtree Street, N.E., Suite 2100
Atlanta, Georgia 30309-7649
Attention: Stephen D. Peterson and
George H. Heberton
Telephone: (404) 443-5719
FAX: (404) 443-5764
EMAIL: speterson@mcguirewoods.com
gheberton@mcguirewoods.com

If to Title Company:	Chicago Title Insurance Company
4170 Ashford Dunwoody Road, Suite 460
Atlanta, Georgia 30319
Attention: Ms. Nancy Lee
Telephone: (404) 303-6300
FAX: (404) 303-8484

or in each case to such other address as either party may from time to time designate by giving notice in writing to the other party. Except for facsimile notices between 9:00 a.m. and 5:00 p.m. Eastern Time on a business day that are followed up by an overnight courier delivery, telephone and facsimile numbers are for informational purposes only. Effective notice will be deemed given only as provided above. For the purposes of this Agreement, a “business day” means a day other than a Saturday or Sunday when banks are open for the transaction of business in Atlanta, Georgia.

9. CLOSING AND ESCROW.

9.1 Escrow Instructions. Upon execution of this Agreement, the parties shall deliver an executed counterpart of this Agreement to the Title Company to serve as the instructions to the Title Company as the escrow holder for consummation of the transaction contemplated herein. Seller and Purchaser agree to execute such additional and supplementary escrow instructions as may be appropriate to enable the Title Company to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of the Agreement shall prevail.

9.2 Seller’s Deliveries. Seller shall deliver either at the Closing or by making available at the Property, as appropriate, the following original documents, each executed and, if required, acknowledged:

9.2.1 A Limited Warranty Deed to the Property, in the form attached hereto as Exhibit 9.2.1, subject to the matters set out in Section 3.4 and other matters subsequently approved by Purchaser or Purchaser’s counsel.

9.2.2 (i) The Lease; (ii) a current listing of any tenant security deposit and prepaid rents held by Seller with respect to the Property; and (iii) an assignment of the Lease, deposit, and prepaid rents (if any) by way of an Assignment and Assumption of Lease in the form attached hereto as Exhibit 9.2.2.

9.2.3 (i) Copies of all contracts relating to the Property which Purchaser has elected to assume or which are not terminable by Seller on or before the Closing Date; and (ii) an assignment of such contracts to Purchaser by way of an Assignment and Assumption of Contracts agreement, in the form attached hereto as Exhibit 9.2.3.

9.2.4 A certificate pursuant to the Foreign Investment and Real Property Tax Act in the form attached hereto as Exhibit 9.2.4.

9.2.5 A letter notifying Lessee of the conveyance of the Property, in the form attached hereto as Exhibit 9.2.5.

9.2.6 The Title Company’s standard owner’s affidavit and certificate as to parties in possession and debts and liens in a form sufficient to enable the Title Company to issue the Title Policy without exceptions for (i) rights of parties in possession other than Lessee and for (ii) possible unfiled materialmen’s and mechanic’s liens.

9.2.7 A Bill of Sale executed and acknowledged by Seller, vesting in Purchaser, without warranty, Seller’s right, title and interest in and to the portion (if any) of the Property that is personal property.

9.2.8 A certificate reaffirming the representations and warranties set forth herein as being true and correct as of the Closing Date, except to the extent, if any, specified in such certificate.

9.2.9 An assignment of the letter of credit securing tenant’s obligations under the Lease, together with the original letter of credit.

9.2.10 Keys to the improvements.

9.2.11 A broker’s lien waiver in connection with that certain Commission Agreement between K75 Phase III Limited Partnership and Dexter Companies, dated July 14, 2005, regarding World Electric Supply, Inc. Lease.

9.3 Purchaser’s Deliveries. At the Closing, Purchaser shall (i) pay Seller the Purchase Price; and (ii) execute the agreements referred to in Sections 9.2.2(iii), 9.2.3(ii) and 9.2.5 and the ERISA certificate attached hereto as Exhibit 9.3.

9.4 Possession. Purchaser shall be entitled to possession of the Property (subject to the rights of the Lessees under the Leases) upon conclusion of the Closing.

9.5 Insurance. Seller shall terminate all coverage with respect to the Property under its policies of insurance as of noon on the Closing Date, and Purchaser shall be responsible for obtaining its own insurance thereafter.

9.6 Post-Closing Collections. Purchaser shall use its best efforts during the five (5) month period immediately following Closing to collect and promptly remit to Seller rents or other amounts due Seller for the period prior to Closing. Purchaser shall apply such rents or other amounts received, first for the account of Purchaser for amounts currently due to Purchaser; second, to Seller for any and all amounts due to Seller for periods prior to Closing; and the balance to be retained by Purchaser. If Purchaser uses its best efforts to collect past-due amounts owed to Seller for the first five (5) months after Closing but is unsuccessful, Seller shall have the right to collect delinquent rents thereafter, but in no event shall Seller have the right to evict the Lessees or terminate the Leases. This Section shall survive the Closing.

10. DEFAULT; FAILURE OF CONDITION.

10.1 Purchaser Default. If Purchaser shall become in breach of or default under this Agreement and the breach or default shall continue beyond the expiration of the cure period, if any, provided in Section 11.6 hereof, the Deposit shall be retained by Seller as liquidated damages, and both parties shall be relieved of and released from any further liability hereunder except for the Surviving Obligations. Seller and Purchaser agree that the Deposit is a fair and reasonable estimate of the actual damages to be sustained by Seller as a result of such breach, in light of Seller’s removal of the Property from the market and the costs incurred by Seller, and shall be retained by Seller as agreed and liquidated damages and shall not constitute a penalty or a forfeiture.

10.2 Seller Default. If Seller shall refuse or fail to convey the Property as herein provided for any reason other than (a) a default by Purchaser and the expiration of the cure period, if any, provided under Section 11.6 hereof; (b) the existence of a Pending Default (as defined in and contemplated by Section 11.6); or (c) any other provision of this Agreement which permits Seller to terminate this Agreement or otherwise relieves Seller of the obligation to convey the Property, Purchaser shall elect as its sole and exclusive remedy hereunder either to (i) terminate the Agreement and recover the Deposit, or (ii) enforce Seller’s obligations to convey the Property by delivering written notice to Seller within ten (10) days after the scheduled deadline for the Closing, which notice describes such default and states Purchaser’s election to enforce specific performance, and by actually filing suit within such 10-day period; provided, however, if such limitation on the time period to file suit is prohibited or limited by law, the time period shall be extended to the minimum limitation period allowed by law, and further provided that no such action in specific performance shall seek to require Seller to do any of the following: (1) change the condition of the Property or restore the same after any fire or other casualty; (2) subject to Section 10.3, below, expend money or post a bond to remove a title encumbrance or defect or correct any matter shown on a survey of the Property; or (3) secure any permit, approval, or consent with respect to the Property or Seller’s conveyance of the Property. Purchaser waives any right to receive damages as a result of Seller’s default.

10.3 Failure of Condition. If, prior to Closing, Seller discloses to Purchaser or Purchaser discovers that (i) title to the Property is subject to defects, limitations or encumbrances other than Permitted Encumbrances; (ii) any representation or warranty of Seller contained in this Agreement is or, as of the Closing Date, will be untrue, (iii) there is a landlord default under the Lease, or (iv) a voluntary or involuntary filing for the protection of Lessee under the Federal Bankruptcy Act has been made, then Purchaser shall promptly give Seller written notice of its objection thereto. In such event, Seller may elect to postpone the Closing for thirty (30) days and attempt to cure such objection, provided that Purchaser may not object to the state of title of the Property on the basis of matters set out in Section 3.4 above. The parties acknowledge and agree that Seller shall have no obligation to cure any objection described within clauses (i) or (ii) above. If Purchaser fails to waive any such objection within ten (10) days after notice from Seller that Seller will not cure the objection, this Agreement will terminate automatically and Seller shall promptly direct the Title Company to return the Deposit to Purchaser, provided that Purchaser shall not be in default hereunder, and neither party shall have any liability to the other except for the Surviving Obligations. For the purposes of this Agreement, any title defect, limitation or encumbrance other than a Permitted Encumbrance shall be deemed cured if Title Company will agree to issue an ALTA owner’s title insurance policy to Purchaser for the Purchase Price, which policy takes no exception for such defect, limitation or encumbrance and is issued for no additional premium or for an additional premium if Seller agrees to pay such additional premium upon Closing.

Purchaser’s obligation to close on the acquisition of the Property shall be further conditioned on the following:

10.3.1 The tenant under the Lease shall have executed an amendment to the Lease in form and substance reasonably acceptable to Purchaser that provides that the tenant’s pro rata share of common area maintenance charges, taxes, insurance and any other charge which is calculated on a pro rata basis shall be calculated based on the square footage of the premises relative to the square footage of the building located on the Property, and not based on the square footage of the premises relative to the square footage of other buildings within the phase of which the Property is a part.

10.3.2 In the event that the a condition set forth in Section 10.3.1 is not satisfied at Closing, Purchaser may, at Purchaser’s election, either extend Closing for a period of thirty (30) days to allow Seller to satisfy such condition, or (b) terminate this Agreement and receive a full return of the Deposit. In the event that such condition, together with the remaining conditions (if any) set forth herein, is unsatisfied as of the Closing Date as extended, Purchaser may terminate this Agreement and receive a full return of the Deposit by providing written notice to Seller and the Title Company.

11. MISCELLANEOUS.

11.1 Entire Agreement. This Agreement, together with the Exhibits attached hereto, all of which are incorporated by reference, is the entire agreement between the parties with respect to the subject matter hereof, and no alteration, modification or interpretation hereof shall be binding unless in writing and signed by both parties.

11.2 Severability. If any provision of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

11.3 Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA.

11.4 Assignability. Except for an assignment to a wholly owned subsidiary of Purchaser with seven days’ prior written notice to Seller, Purchaser may not assign this Agreement without first obtaining Seller’s written consent. Any assignment in contravention of this provision shall be void. No assignment shall release the Purchaser herein named from any obligation or liability under this Agreement. Any assignee shall be deemed to have made any and all representations and warranties made by Purchaser hereunder, as if the assignee were the original signatory hereto. If Purchaser requests Seller’s written consent to any assignment,

Purchaser shall (1) notify Seller in writing of the proposed assignment; (2) provide Seller with the name and address of the proposed assignee; (3) provide Seller with financial information, including financial statements, and complete entity formation and organizational documentation (for any assignee which is not a natural person) of the proposed assignee; and (4) provide Seller with a copy of the proposed assignment.

11.5 Successors Bound. This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their respective successors and permitted assigns.

11.6 Breach. Should either party be in breach of or default under or otherwise fail to comply with any of the terms of this Agreement, except as otherwise provided in this Agreement, the complying party shall have the option to cancel this Agreement ten (10) days after written notice to the other party of the alleged breach, default or failure by such other party and after the failure of such other party to cure such breach within such ten (10) day period. The non-defaulting party shall promptly notify the defaulting party in writing of any such alleged breach, default or failure upon obtaining knowledge thereof. The Closing Date shall be extended to the extent necessary to afford the defaulting party the full ten-day period within which to cure such breach, default or failure; provided, however, that the failure or refusal by a party to perform on the scheduled Closing Date (except in respect of a Pending Default by the other party) shall be deemed to be an immediate default without the necessity of notice; and provided further, that if the Closing Date shall have been once extended as a result of default by a party, such party shall be not be entitled to any further notice or cure rights with respect to that or any other default. For purposes of this Section 11.6, a “Pending Default” shall be a default for which (i) written notice was given by the non-defaulting party, and (ii) the cure period extends beyond the scheduled deadline for the Closing Date.

11.7 No Public Disclosure. Purchaser shall make no public disclosure of the terms of this transaction, either before or after Closing, without the prior written consent of Seller, except that following the Closing (i), subject to the approval of Seller, which will not be unreasonably withheld, Purchaser may issue a press release about the Closing not specifying the Purchase Price, (ii) Purchaser may disclose details concerning the transaction to the United States Securities and Exchange Commission in filings as required by applicable law and regulations, and (iii) Purchaser may discuss the transaction in confidence with proposed investors or joint venturers or with prospective mortgagees.

11.8 Captions. The captions in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the scope or content of any of it provisions.

11.9 Attorneys’ Fees. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs.

11.10 No Partnership. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the parties or their successors in interest.

11.11 Time of Essence. Time is of the essence in this Agreement.

11.12 Counterparts. This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

11.13 Recordation. Purchaser and Seller agree not to record this Agreement or any memorandum hereof.

11.14 Proper Execution. The submission by Seller to Purchaser of this Agreement in unsigned form shall be deemed to be a submission solely for Purchaser’s consideration and not for acceptance and execution. Such submission shall have no binding force and effect, shall not constitute an option, and shall not confer any rights upon Purchaser or impose any obligations upon Seller irrespective of any reliance thereon, change of position or partial performance. The submission by Seller of this Agreement for execution by Purchaser and the actual execution and delivery thereof by Purchaser to Seller shall similarly have no binding force and effect on Seller unless and until Seller shall have executed this Agreement, the Deposit shall have been received by the Title Company, and a counterpart of this Agreement shall have been delivered to Purchaser.

11.15 Tax Protest. If, as a result of any tax protest or otherwise, any refund is paid or reduction of any real property or other tax or assessment is made available relating to the Property with respect to any period for which, under the terms of this Agreement, Seller is responsible, Seller shall be entitled to receive or retain such refund or the benefit of such reduction, less the equitable prorated costs of collection, and Purchaser shall be entitled to receive or retain any portion of such refund or benefit of reduction which is attributable to any period for which, under the terms of this Agreement, Purchaser is responsible.

11.16 Survival and Limitation of Representations and Warranties; Seller’s Knowledge. The representations and warranties set forth in this Agreement are made as of the date of this Agreement and are remade as of the Closing Date and Section 5.1 shall survive the Closing. Nevertheless, written notification of any claim arising therefrom must be received by Seller within nine (9) months of the Closing Date or such claim shall be forever barred and Seller shall have no liability with respect thereto. In addition, upon Seller’s receipt of written notification of any such claim, Seller shall first be afforded at least ten (10) days to cure any breach of Seller’s representations and warranties prior to Purchaser’s filing any claim in connection therewith. The aggregate liability of Seller for breach of any representations and warranties shall not exceed $100,000; and recovery of actual damages up to that amount is Purchaser’s sole and exclusive remedy for any such breach; provided, however, Seller shall have no liability to Purchaser for matters disclosed by Seller or discovered by Purchaser prior to Closing. For matters disclosed or discovered prior to Closing, Purchaser’s sole rights and remedies shall be as set forth in Section 10.3. Whenever a representation or warranty is made in this Agreement on the basis of the best knowledge of Seller, such representation and warranty is made with the exclusion of any facts otherwise known or disclosed to Purchaser, and is made solely on the basis of the actual knowledge without inquiry or investigation of Gregory A. Dexter and Seller’s property manager, Annie Smith.

11.17 Time to Execute and Deliver. This Agreement shall be void if one fully executed original is not received by Seller on or before 5:00 p.m. E.S.T. on the Approval Date.

11.18 No Processing. Without Seller’s prior written consent, until the Closing, Purchaser shall not make any application to any governmental agency for any permit, approval, license or other entitlement for the Property or the use or development thereof, or have any communications with any governmental agency or official relating to the condition (environmental or otherwise) of the Property.

11.19 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included at, unless such last day is not a business day, in which event the period shall run until the end of the next day which is a business day. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. Eastern Time.

11.20 Section 1031 Exchange. Either party may consummate the purchase or sale (as applicable) of the Property as part of a so-called like kind exchange (an “Exchange”) pursuant to § 1031 of the Code, provided that: (a) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of an Exchange be a condition precedent or condition subsequent to the exchanging party’s obligations under this Agreement, (b) the exchanging party shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary, (c) neither party shall be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating an Exchange desired by the other party; and (d) the exchanging party shall pay any additional costs that would not otherwise have been incurred by the non-exchanging party had the exchanging party not consummated the transaction through an Exchange. Neither party shall by this Agreement or acquiescence to an Exchange desired by the other party have its rights under this Agreement affected or diminished in any manner or be responsible for compliance with or be deemed to have warranted to the exchanging party that its Exchange in fact complies with § 1031 of the Code.

11.21 Limitation of Liability. Purchaser hereby acknowledges and agrees that in no event shall any limited partner of Seller ever be liable to Purchaser as a result of a breach of this Agreement, and Purchaser agrees to look solely to Seller or the Property for satisfaction of any claim, loss or damage, even if Seller is hereinafter dissolved.

11.22 [INTENTIONALLY RESERVED]

11.23 Jury Waiver. PURCHASER AND SELLER DO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, OR UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE DOCUMENTS DELIVERED BY PURCHASER AT CLOSING OR SELLER AT CLOSING, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ANY ACTIONS OF EITHER PARTY ARISING OUT OF OR RELATED IN ANY MANNER WITH THIS AGREEMENT OR THE PROPERTY (INCLUDING WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT AND ANY CLAIMS OR DEFENSES ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR SELLER TO ENTER INTO AND ACCEPT THIS AGREEMENT AND THE DOCUMENTS DELIVERED BY PURCHASER AT CLOSING AND SHALL SURVIVE THE CLOSING OF TERMINATION OF THIS AGREEMENT.

11.24 Prohibited Persons and Transactions. Neither Purchaser nor any of Purchaser’s affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom United States persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

11.25 SEC Filings. Seller acknowledges that Purchaser may be required by the SEC to file audited financial statements for within one (1) to three (3) years after its acquisition of the Property. If the Closing is consummated, then, in connection with any such reporting and at no cost, expense or liability to Seller, and with Purchaser paying Seller for the reasonable value of Seller’s services rendered in cooperating with Purchaser, Seller shall (i) cooperate with Purchaser, its counsel, accountants, agents and representatives, provide them with information about the operations of the Property for the applicable period, and permit them to copy the same, and (ii) furnish Purchaser with such reasonable additional information concerning the same as Purchaser shall reasonably request.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Purchaser and Seller have executed this Agreement on the date set forth below, effective as of the date set forth above.

SELLER:	K75 PHASE III LIMITED PARTNERSHIP, a Georgia limited partnership

Date: , 2006	By:	KENNESAW/75 VENTURE, L.P., a Georgia limited partnership, its sole general partner

		By:	KENNESAW/75, a Georgia limited partnership, its sole general partner

By:
GREGORY A. DEXTER, its sole general partner

PURCHASER:	WELLS FUND XIV – 3675 KENNESAW 75 PARKWAY, LLC, a Georgia limited liability company
Date: , 2006
	By:	Wells Real Estate Fund XIV, L.P., a Georgia limited partnership, its sole member

	By:	Wells Capital, Inc., a Georgia corporation, its general partner
By:
Name:
Title:

An original, fully executed copy of this Agreement, together with the Deposit, has been received by the Title Company this        day of                     , 2006, and by execution hereof the Title Company hereby covenants and agrees to be bound by the terms of this Agreement.

CHICAGO TITLE INSURANCE COMPANY

By:
Name:
Title:

EXHIBIT 1.1.1

LEGAL DESCRIPTION

ALL THAT TRACT OR PARCEL OF LAND LYING OR BEING IN LAND LOT 91 OF THE 20TH LAND DISTRICT, SECOND SECTION, COBB COUNTY, GEORGIA, AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCE FROM THE POINT OF INTERSECTION OF THE SOUTHERLY RIGHT-OF-WAY LINE OF JILES ROAD (HAVING A VARIABLE WIDTH RIGHT-OF-WAY) AND THE WESTERLY RIGHT-OF-WAY LINE OF KENNESAW / 75 PARKWAY (HAVING A 60 FOOT WIDE RIGHT-OF-WAY) IF THE RIGHT-OF-WAY LINES WERE EXTENDED TO FORM A POINT OF INTERSECTION RATHER THAN A MITER AND ALONG SAID WESTERLY RIGHT-OF-WAY LINE OF KENNESAW / 75 PARKWAY THE FOLLOWING FIVE COURSES AND DISTANCES: SOUTH 02 DEGREES 26 MINUTES 34 SECONDS WEST A DISTANCE OF 54.98 FEET TO A POINT; THENCE SOUTH 02 DEGREES 26 MINUTES 34 SECONDS WEST A DISTANCE OF 504.30 FEET TO A POINT; THENCE ALONG A CURVE TO THE LEFT HAVING A RADIUS OF 1,393.20 FEET, AN ARC LENGTH OF 590.62 FEET, BEING SUBTENDED BY A CHORD BEARING OF SOUTH 09 DEGREES 42 MINUTES 07 SECONDS EAST AND A CHORD DISTANCE OF 586.21 FEET TO A POINT; THENCE SOUTH 21 DEGREES 50 MINUTES 49 SECONDS EAST A DISTANCE OF 31.66 FEET TO A POINT; THENCE ALONG A CURVE TO THE RIGHT HAVING A RADIUS OF 1,403.50 FEET, AN ARC LENGTH OF 106.11 FEET, BEING SUBTENDED BY A CHORD BEARING OF SOUTH 19 DEGREES 40 MINUTES 52 SECONDS EAST AND A CHORD DISTANCE OF 106.08 FEET TO A IRON PIN FOUND (ONE HALF INCH REBAR) AT THE TRUE POINT OF BEGINNING; THENCE FROM THE TRUE POINT OF BEGINNING AS THUS ESTABLISHED, CONTINUING ALONG THE SAID WESTERLY RIGHT-OF-WAY LINE OF KENNESAW / 75 PARKWAY AND ALONG THE CURVE TO THE RIGHT HAVING A RADIUS OF 1,403.50 FEET, AN ARC LENGTH OF 458.43 FEET, BEING SUBTENDED BY A CHORD BEARING OF SOUTH 08 DEGREES 09 MINUTES 29 SECONDS EAST AND A CHORD DISTANCE OF 456.39 FEET TO AN IRON PIN FOUND (ONE HALF INCH REBAR); THENCE DEPARTING THE SAID WESTERLY RIGHT-OF-WAY LINE OF KENNESAW / 75 PARKWAY NORTH 88 DEGREES 45 MINUTES 55 SECONDS WEST A DISTANCE OF 412.13 FEET TO AN IRON PIN FOUND (ONE HALF INCH REBAR); THENCE SOUTH 31 DEGREES 19 MINUTES 11 SECONDS WEST A DISTANCE OF 83.45 FEET TO AN IRON PIN FOUND (ONE HALF INCH REBAR); THENCE SOUTH 16 DEGREES 48 MINUTES 12 SECONDS WEST A DISTANCE OF 47.81 FEET TO AN IRON PIN FOUND (ONE HALF INCH REBAR); THENCE DUE NORTH A DISTANCE OF 371.59 FEET TO AN IRON PIN FOUND (ONE HALF INCH REBAR); THENCE NORTH 74 DEGREES 33 MINUTES 33 SECONDS EAST A DISTANCE OF 159.60 FEET TO AN IRON PIN FOUND (ONE HALF INCH REBAR); THENCE NORTH 39 DEGREES 54 MINUTES 39 SECONDS EAST A DISTANCE OF 84.10 FEET TO AN IRON PIN FOUND (ONE HALF INCH REBAR); THENCE NORTH 60 DEGREES 16 MINUTES 07 SECONDS EAST A DISTANCE OF 164.10 FEET TO AN IRON PIN FOUND (ONE HALF INCH REBAR); THENCE DUE EAST A DISTANCE OF 54.27 FEET TO THE TRUE POINT OF BEGINNING.

SAID TRACT OR PARCEL OF LAND CONTAINS 3.809 ACRES (BEING 165,934 SQUARE FEET), INCLUDING ALL EASEMENTS.

Exhibit 1.1.1 – Page 1

EXHIBIT 1.1.6

SCHEDULE OF LEASE AND SECURITY DEPOSIT

Lease	Security Deposit
Kennesaw 75 Standard Lease between K75 Phase III Limited Partnership, as Lessor, and World Electric Supply, Inc., as Lessee, dated July 14, 2005, as amended to change the rentable square footage of the building(s) in the “Phase” (as defined therein) to 42,788 square feet	$21,108.75

Exhibit 1.1.6 – Page 1

EXHIBIT 3.3

SCHEDULE OF CONTRACTS

1.	Commission Agreement between K75 Phase III Limited Partnership and Michael B. Whiteman Company, dated July 13, 2005, regarding World Electric Supply, Inc. Lease.

2.	BellSouth telephone service for alarm/security system, Account 770-420-4008 054 1889.

3.	Georgia Power Company electric service for outdoor lighting for 3675 Kennesaw 75 Parkway, Account 12098-33019.

4.	Cobb County Water System water and sewer service for 3675 Kennesaw 75 Parkway, Account 000352877-02697705.

5.	Cobb County Water System irrigation water service for 3675 Kennesaw 75 Parkway, Account 000352878-02697717.

Exhibit 3.3 – Page 1

EXHIBIT 4.5

FORM OF TENANT ESTOPPEL CERTIFICATE

TENANT CERTIFICATE

TO: Wells Fund XIV – 3675 Kennesaw 75 Parkway, LLC

THIS IS TO CERTIFY THAT:

The undersigned has been advised that Wells Fund XIV – 3675 Kennesaw 75 Parkway, LLC intends to purchase those certain premises located at 3675 Kennesaw 75 Parkway, Kennesaw, Georgia 30144 (the “Premises”), which the undersigned currently leases under a lease agreement dated July 14, 2005 the “Lease”) between the undersigned (“Tenant”) and K75 Phase III Limited Partnership (“Landlord”). Tenant hereby certifies to you as follows:

1. The commencement date of the term under the Lease is October 14, 2005.

2. The anticipated termination date of the term under the Lease is October 13, 2012, unless the Lease is terminated sooner in accordance with its terms.

3. The Lease is in full force and effect and has not been modified or amended.

4. No default exists under the terms of the Lease by either Tenant or Landlord.

5. Tenant has paid to Landlord the full rent due under the Lease for the period ending on January 31, 2006, and has paid no advance rental attributable to any period thereafter.

6. Tenant has paid Landlord a security deposit of $21,108.75.

7. Tenant has no offsets against rent and no defenses against the payment of rent accruing under the terms of the Lease and the enforcement of the terms and conditions of the Lease.

8. The Lease has not been amended or modified in any respect, except for the First Amendment to Lease dated of even date herewith.

9. The letter of credit securing tenant’s obligations under the lease as set forth in Section XV of the Special Stipulations of the Lease is current, valid and in full force and effect.

10. Tenant’s right to utilize space in the 3655 Building located near the Premises has terminated, and Landlord has no further obligation under Section XII of the Special Stipulations of the Lease.

This certification is made knowing that Wells Fund XIV – 3675 Kennesaw 75 Parkway, LLC may rely upon the truth of this certificate in connection with the purchase of the Premises. This certificate may also be relied upon by the assigns, counsel, and lender of Wells Fund XIV – 3675 Kennesaw 75 Parkway, LLC, and any title company and/or title agent issuing title insurance with respect to the Premises.

Dated this        day of                     , 2006.

WORLD ELECTRIC SUPPLY, INC., a Delaware corporation

By:
Name:
Title:

Exhibit 4.5 – Page 1

EXHIBIT 9.2.1

LIMITED WARRANTY DEED

RETURN TO:

_____________________________

_____________________________

_____________________________

_____________________________

_____________________________

STATE OF GEORGIA

COUNTY OF

LIMITED WARRANTY DEED

THIS INDENTURE, made the        day of                         , in the year two thousand six (2006), between K75 PHASE III LIMITED PARTNERSHIP, a Georgia limited partnership, as party of the first part (hereinafter referred to as “Grantor”), and WELLS FUND XIV – 3675 KENNESAW 75 PARKWAY, LLC, a Georgia limited liability company, as party of the second part (hereinafter referred to as “Grantee”) (the words “Grantor” and “Grantee” to include their respective heirs, successors and assigns where the context requires or permits).

W I T N E S S E T H:

That: Grantor, for and in consideration of the sum of TEN DOLLARS ($10.00) and other good and valuable consideration in hand paid at and before the sealing and delivery of this Deed, the receipt and sufficiency of which are hereby acknowledged, has granted, bargained, sold, aliened, conveyed and confirmed and by this Deed does grant, bargain, sell, alien, convey and confirm unto Grantee all that tract or parcel of land lying and being in Cobb County, Georgia, and being more particularly described in Exhibit A attached hereto and by this reference made a part hereof, including all improvements, fixtures, rights, privileges, easements, hereditaments and appurtenances thereto belonging, and all right, title and interest of Grantor in and to the land lying in the bed of any street, road or avenue, open or proposed, public or private, in front of or adjoining said property to the center line thereof (herein collectively referred to as the “Property”).

Without expanding by implication the limited warranty set forth herein, this conveyance is made subject to the matters set forth on Exhibit B, attached hereto and by this reference made a part hereof (hereinafter collectively referred to as the “Permitted Exceptions”).

Exhibit 9.2.1 – Page 1

Grantee hereby acknowledges, assumes and agrees to observe and perform all those duties and obligations of an Owner as set forth in that certain Declaration of Covenants and Restrictions for Kennesaw/75 dated September 15, 1997, recorded in Deed Book 10670, Page 466, in the records of the Clerk of the Superior Court of Cobb County, Georgia, as amended from time to time.

TO HAVE AND TO HOLD the said tract or parcel of land, with all and singular the rights, members and appurtenances thereof, to the same being, belonging, or in anywise appertaining, to the only proper use, benefit and behoof of the said Grantee forever in FEE SIMPLE.

AND THE SAID GRANTOR will, subject to the Permitted Exceptions, warrant and forever defend the right and title to the above-described property unto the said Grantee against the claims of Grantor and all others claiming by, through or under Grantor, but not otherwise.

IN WITNESS WHEREOF, Grantor has signed and sealed this Deed on the date first above written.

K75 PHASE III LIMITED PARTNERSHIP, a Georgia limited partnership

By:	KENNESAW/75 VENTURE, L.P., a Georgia limited partnership, its sole general partner

	By:	KENNESAW/75, a Georgia limited partnership, its sole general partner

By:
GREGORY A. DEXTER, its sole general partner

Signed, sealed and delivered in the presence of:

Unofficial Witness
Notary Public

My Commission Expires:
[NOTARIAL SEAL]

Exhibit 9.2.1 – Page 2

EXHIBIT A

To Limited Warranty Deed

PROPERTY DESCRIPTION

ALL THAT TRACT OR PARCEL OF LAND lying and being in Land Lot 91 of the 20th District, 2nd Section of Cobb County, Georgia, and being more particularly described as follows:

Exhibit 9.2.1 – Page 3

EXHIBIT B

To Limited Warranty Deed

Exhibit 9.2.1 – Page 4

EXHIBIT 9.2.2

ASSIGNMENT AND ASSUMPTION OF LEASE

For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, K75 Phase III Limited Partnership (“Assignor”), hereby assigns and delegates to Wells Fund XIV – 3675 Kennesaw 75 Parkway, LLC (“Assignee”), and Assignee hereby agrees to assume and accept the assignment and delegation of all of Assignor’s right, title and interest in and to and obligations under the lease(s) and the security deposit(s) held by Assignor relating to the real property described on Exhibit A attached hereto. The lease(s) and security deposit(s) are listed on Exhibit B attached hereto.

Assignor shall and does hereby indemnify Assignee against, and agrees to hold Assignee harmless from any and all cost, liability, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) suffered or incurred by Assignee in connection with the aforesaid lease and security deposit (collectively, the “Lease”) based upon or arising out of any breach or alleged breach of the Leases by Assignor, or any event or condition, occurring or alleging to have occurred before the date hereof.

Assignee shall and does hereby indemnify Assignor against, and agrees to hold Assignor harmless from any and all cost, liability, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) suffered or incurred by Assignor in connection with the Lease based upon or arising out of any breach or alleged breach of the Lease by Assignee, or any event or condition, occurring or alleging to have occurred on or after the date hereof.

Notwithstanding the foregoing indemnities, written notification of any claim arising from Assignor’s indemnity must be received by Assignor within nine (9) months after the date hereof or such claim shall be forever barred and Assignor shall have no liability with respect thereto. In addition, upon Assignor’s receipt of written notification of any such claim, Assignor shall first be afforded at least ten (10) days to cure the circumstance alleged in any such claim prior to Assignee’s filing of any claim in connection therewith. Furthermore, the aggregate liability of Assignor for any indemnity under this Assignment shall not exceed $100,000.00, and recovery of actual damages up to that amount is Assignee’s sole and exclusive remedy pursuant to such indemnity; provided, however, that neither Assignor nor Assignee shall have any liability to the other for matters disclosed to the other or discovered by the other prior to the date hereof.

If any litigation between Assignor and Assignee arises out of the obligations of the parties under this Assignment or concerning the meaning or interpretation of any provision contained herein, the losing party shall pay the prevailing party’s costs and expenses of such litigation, including, without limitation, reasonable attorneys’ fees.

This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

Exhibit 9.2.2 – Page 1

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment effective as of the        day of                     , 2006.

ASSIGNOR:

K75 PHASE III LIMITED PARTNERSHIP, a Georgia limited partnership

By:	KENNESAW/75 VENTURE, L.P., a Georgia limited partnership, its sole general partner

	By:	KENNESAW/75, a Georgia limited partnership, its sole general partner

By:
GREGORY A. DEXTER, its sole general partner

ASSIGNEE:

WELLS FUND XIV – 3675 KENNESAW 75 PARKWAY, LLC, a Georgia limited liability company

By:	Wells Real Estate Fund XIV, L.P., a Georgia limited partnership, its sole member

By:	Wells Capital, Inc., a Georgia corporation, its general partner

By:
Name:
Title:

Exhibit 9.2.2 – Page 2

EXHIBIT A

PROPERTY DESCRIPTION

Exhibit 9.2.2 – Page 3

EXHIBIT B

Exhibit 9.2.2 – Page 4

EXHIBIT 9.2.3

ASSIGNMENT AND ASSUMPTION OF CONTRACTS

In consideration of One Dollar and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, K75 Phase III Limited Partnership (“Assignor”), hereby assigns and delegates to Wells Fund XIV – 3675 Kennesaw 75 Parkway, LLC, a Georgia limited liability company (“Assignee”), with an office and place of business located at 6200 The Corners Parkway, Atlanta, Georgia 30092, and Assignee hereby assumes and accepts the assignment and delegation of all of Assignor’s right, title and interest in and to the contracts described on Exhibit A attached hereto relating to certain real property known as 3675 Kennesaw 75 Parkway, Kennesaw, Cobb County, Georgia, and Assignee hereby accepts such assignment.

Assignee shall and does hereby indemnify Assignor against, and agrees to hold Assignor harmless from any and all cost, liability, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) suffered or incurred by Assignor in connection with the contracts described in Exhibit A hereto (the “Contracts”) based upon or arising out of any breach or alleged breach of the Contracts by Assignee, or any event or condition pertaining to any Contract, occurring or alleging to have occurred on or after the Closing Date.

Assignor shall and does hereby indemnify Assignee against, and agrees to hold Assignee harmless from any and all cost, liability, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) suffered or incurred by Assignee in connection with the Contracts based upon or arising out of any breach or alleged breach of the Contracts by Assignor, or any event or condition pertaining to any Contract, occurring or alleging to have occurred before the Closing Date.

Notwithstanding the foregoing indemnities, written notification of any claim arising from Assignor’s indemnity must be received by Assignor within nine (9) months after the date hereof or such claim shall be forever barred and Assignor shall have no liability with respect thereto. In addition, upon Assignor’s receipt of written notification of any such claim, Assignor shall first be afforded at least ten (10) days to cure the circumstance alleged in any such claim prior to Assignee’s filing of any claim in connection therewith. Furthermore, the aggregate liability of Assignor for any indemnity under this Assignment shall not exceed $100,000.00, and recovery of actual damages up to that amount is Assignee’s sole and exclusive remedy pursuant to such indemnity; provided, however, that neither Assignor nor Assignee shall have any liability to the other for matters disclosed to the other or discovered by the other prior to the date hereof.

If any litigation between Assignor and Assignee arises out of the obligations of the parties under this Assignment or concerning the meaning or interpretation of any provision contained herein, the losing party shall pay the prevailing party’s costs and expenses of such litigation including, without limitation, reasonable attorneys’ fees.

This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

Exhibit 9.2.3 – Page 1

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment effective as of the        day of                     , 2006.

ASSIGNOR:

K75 PHASE III LIMITED PARTNERSHIP, a Georgia limited partnership

By:	KENNESAW/75 VENTURE, L.P., a Georgia limited partnership, its sole general partner

	By:	KENNESAW/75, a Georgia limited partnership, its sole general partner

By:
GREGORY A. DEXTER, its sole general partner

ASSIGNEE:

WELLS FUND XIV – 3675 KENNESAW 75 PARKWAY, LLC, a Georgia limited liability company

By:	Wells Real Estate Fund XIV, L.P., a Georgia limited partnership, its sole member

By:	Wells Capital, Inc., a Georgia corporation, its general partner

By:
Name:
Title:

Exhibit 9.2.3 – Page 2

EXHIBIT A

TO ASSIGNMENT AND ASSUMPTION OF CONTRACTS

[SEE ATTACHED]

Exhibit 9.2.3 – Page 3

EXHIBIT 9.2.4

CERTIFICATE PURSUANT TO FOREIGN INVESTMENT

AND REAL PROPERTY TAX ACT

The undersigned hereby certifies that the name, address and United States taxpayer identification number of the transferor of the real property described in Exhibit A attached hereto and incorporated herein by reference is as follows:

Name and Address	Tax I.D. Number
K75 Phase III Limited Partnership c/o Dexter Companies, LLC 1750 Corporate Drive, Suite 730 Norcross, Georgia 30093-2929 Attention: Mr. Gregory A. Dexter

In addition, the undersigned hereby certifies that the transferor is not a “disregarded entity” as defined in Treasury Regulations, Section 1.1445-2(b)(2)(iii).

There is no other person or entity who has an ownership interest in the property. The transferor is K75 Phase I Limited Partnership, a limited partnership organized and existing under the laws of the State of Georgia, and, as such, is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Treasury Regulations).

The undersigned understands that the purchaser of the property intends to rely on the foregoing representations in connection with the United States Foreign Investment and Real Property Act.

K75 PHASE III LIMITED PARTNERSHIP, a Georgia limited partnership

By:	KENNESAW/75 VENTURE, L.P., a Georgia limited partnership, its sole general partner

	By:	KENNESAW/75, a Georgia limited partnership, its sole general partner

By:
GREGORY A. DEXTER, its sole general partner

Date:                                 ,2006

Exhibit 9.2.4 – Page 1

EXHIBIT A

PROPERTY DESCRIPTION

ALL THAT TRACT OR PARCEL OF LAND lying and being in Land Lot 91, 20th District, 2nd Section of Cobb County, Georgia, and being more particularly described as follows:

Exhibit 9.2.4 – Page 2

EXHIBIT 9.2.5

TENANT NOTICE LETTER

                    , 200

Ladies and Gentlemen:

You will find attached hereto as Schedule 1 a Tenant Notice evidencing that as of                         , 2006, K75 Phase III Limited Partnership, the current owner of the landlord’s interest under your lease, has sold the property in which you have a lease to a new owner, Wells Fund XIV – 3675 Kennesaw 75 Parkway, LLC (“New Owner”), and that New Owner has received and is responsible for your security deposit under your lease.

Unless and until you are otherwise notified in writing by New Owner, the address of New Owner for all purposes under your lease (including the payments of rentals, the recoupment of any security deposits, and the giving of any notices provided for in your lease) is c/o Wells Real Estate Funds, ATTN.: Asset Manager, 6200 The Corners Parkway, Atlanta, Georgia 30092.

SELLER:	K75 PHASE III LIMITED PARTNERSHIP, a Georgia limited partnership

	By:	KENNESAW/75 VENTURE, L.P., a Georgia limited partnership, its sole general partner

		By:	KENNESAW/75, a Georgia limited partnership, its sole general partner

By:

GREGORY A. DEXTER, its sole general partner

NEW OWNER:	WELLS FUND XIV – 3675 KENNESAW 75 PARKWAY, LLC, a Georgia limited liability company

	By:	Wells Real Estate Fund XIV, L.P., a Georgia limited partnership, its sole member

	By:	Wells Capital, Inc., a Georgia corporation, its general partner

By:

Name:

Title:

Exhibit 9.2.5 – Page 1

SCHEDULE 1 TO

TENANT NOTICE LETTER

RE:	The Lease (the “Lease”) dated July 14, 2005, between World Electric Supply, Inc., as Lessee, and K75 Phase III Limited Partnership, as Lessor, as amended by First Amendment to Lease between the same parties dated January , 2006, for certain improved real property located at 3675 Kennesaw 75 Parkway in the City of Kennesaw, Cobb County, Georgia (the “Property”)

Dear Tenant:

You are hereby notified that K75 Phase III Limited Partnership (“Seller”), as owner of the Property and the current owner of the landlord’s interest in the Lease, has sold the Property to Wells Fund XIV – 3675 Kennesaw 75 Parkway, LLC (“New Owner”) as of the date set forth in the letter to which this Tenant Notice is attached, and in connection with such sale, Seller has assigned and transferred its interest in the Lease and any and all security deposits thereunder or relating thereto to New Owner, and New Owner has assumed and agreed to perform all of the landlord’s obligations under the Lease (including any obligations set forth in the Lease to repay or account for any security deposits thereunder from and after such date). Accordingly, (a) all your obligations under the Lease from and after the date of this Tenant Notice, including your obligation to pay rent, shall be performable to and for the benefit of New Owner, its successors and assigns, and (b) all the obligations of landlord under the Lease, including any obligations to repay or account for the security deposit thereunder, shall be the binding obligation of New Owner and its successors and assigns. The amount of the security deposit received by New Owner and being held by New Owner with respect to the Lease is $21,108.75.

Exhibit 9.2.5 – Page 2

EXHIBIT 9.3

ERISA CERTIFICATE

                        , 2006

K75 Phase III Limited Partnership

c/o Dexter Companies, LLC

1750 Corporate Drive, Suite 730

Norcross, Georgia 30093-2929

Attention: Mr. Gregory A. Dexter

Re: Sale of 3675 Kennesaw 75 Parkway, Kennesaw, Georgia

Ladies and Gentlemen:

The undersigned hereby represents to you that Wells Fund XIV – 3675 Kennesaw 75 Parkway, LLC, a Georgia limited liability company, is a “real estate operating company” within the meaning of Department of Labor Regulation Section 2510.3-101 and as described in Section 2510.3-101(e) thereof.

Very truly yours,

WELLS FUND XIV – 3675 KENNESAW 75 PARKWAY, LLC, a Georgia limited liability company

By:	Wells Real Estate Fund XIV, L.P.,
a Georgia limited partnership, its sole member

By:	Wells Capital, Inc., a Georgia corporation,
its general partner

By:
Name:
Title:

Exhibit 9.3 – Page 1